Exhibit 10.19

Cambridge Heart, Inc.

1 Oak Park Drive

Bedford, MA 01730

December 12, 2006

Roderick de Greef

7 Searles Road

Salem, NH 03087

Dear Rod:

In order to induce your continued employment with Cambridge Heart, Inc. (the “Company”), we believe it is in the best interests of the Company to offer you the retention benefits set forth herein. These arrangements are being made to help assure a continuing dedication by you to your duties as Chief Financial Officer of the Company, as those duties are set forth below. Consequently, the Company agrees with you as follows:

1. Retention Benefits.

(a) In the event that you continue to serve as the Chief Financial Officer of the Company during the period from the date hereof until at least March 31, 2007 (the “Retention Period”) and following the expiration of the Retention Period you elect to terminate your employment with the Company, the Company agrees to provide you with the following benefits:

(i) The Company shall pay to you severance pay in the aggregate amount of $90,000, which shall be payable on the first business day immediately following the Effective Date (as defined below), subject to all required withholding of taxes.

(ii) You will have the opportunity to continue to participate in the Company’s group medical insurance program (the “Health Plan”) pursuant to the health care continuation provisions of the federal COBRA law. If you are eligible for COBRA coverage, elect to continue coverage under the Health Plan pursuant to COBRA and otherwise maintain eligibility for COBRA coverage, the Company agrees to pay to the Health Plan insurer for a period of six months from the date of termination of your employment an amount equal to the portion of the premium for health care coverage paid by the Company for similarly situated active executives of the Company for coverage under the Health Plan. Your eligibility to participate in and receive benefits under the Health Plan shall remain subject to the terms and conditions of the Health Plan. The Company’s obligation to pay a portion of the premium for health care coverage on your behalf shall terminate immediately upon your becoming eligible (either as a participant or a dependent) to participate in a plan providing comparable or superior health care benefits sponsored by another employer.

(iii) In the event that you elect to terminate your employment after March 31, 2007 but prior to October 3, 2007, the stock options originally granted to you on October 3, 2005 (the “2005 Options”) shall become exercisable immediately at an exercise price of $0.26 per share with respect to 41,667 of the 83,333 shares that would have become exercisable on October 3,

2007. In the event that you elect to terminate your employment after March 31, 2007 but prior to June 1, 2007, the stock options originally granted to you on June 1, 2006 (the “2006 Options”) shall become exercisable immediately at an exercise price of $1.87 per share with respect to 41,667 of the 50,000 shares that would have become exercisable on June 1, 2007. You acknowledge and agree that you must exercise all exercisable options within the time periods set forth in the applicable option agreements and the Company’s 2001 Stock Incentive Plan.

(b) In the event that the Company terminates your employment without Cause (as defined in the Severance Agreement) on or before April 1, 2007, the Company (i) shall provide you with the retention benefits set forth in Section 1(a) hereof and (ii) shall pay you regular installments of your salary (as in effect on the date hereof) during the Retention Period, subject to all required withholding of taxes.

(c) Your right to the retention benefits set forth in this Section 1 shall be conditioned upon your prior execution and delivery to the Company of a general release (in the form attached hereto as Exhibit A) of any and all claims and causes of action of you against the Company its affiliates, and its present and former officers and directors through the date of termination of your employment (the “Release”) and the expiration of the seven-day revocation period set forth in the general release (the “Effective Date”).

(d) The retention benefits set forth in this Section 1 shall be in lieu of (and not in addition to) any other severance or change of control benefits to which you may be entitled under that certain Severance Agreement dated October 3, 2005 between the Company and you (the “Severance Agreement”). Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause (as defined in the Severance Agreement) following April 1, 2007 or in the event that following April 1, 2007 a Change of Control (as defined in the Severance Agreement) occurs and you are employed by the Company on the date of the Change of Control, you shall remain eligible to receive the benefits set forth in the Severance Agreement (and in which case you shall not be eligible to receive the retention benefits set forth herein).

2. 2006 Bonus. The Company hereby agrees that your bonus amount for the fiscal year ended December 31, 2006 shall be fixed at $25,667 and shall be payable on or before December 31, 2006, subject to all required withholding of taxes.

3. Services as Chief Financial Officer. You agree that during the Retention Period you shall continue to serve as the Chief Financial Officer of the Company. In such capacity, you will oversee the routine finance and accounting functions and processes of the Company, coordinate the annual audit of the Company’s financial statements for the fiscal year ending December 31, 2006 (the “2006 Audit”), execute the customary management representation letter to be delivered to the Company’s independent accountants in connection with the 2006 Audit, and prepare and execute the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2006 (including the certifications of the Chief Financial Officer required to be filed therewith). During the Retention Period, you shall continue to receive your regular salary and health care benefits on the same terms and conditions as in effect on the date hereof. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude you from serving on the boards of a reasonable number of business entities and providing advisory services to other entities, provided that such activities do not conflict or materially interfere with the effective discharge of your duties and responsibilities under this Section 3.

4. Compliance with Agreement. All payments (including, without limitation, the severance pay) to be made to you and benefits to be made available to you in accordance with the terms of this Agreement, and the performance by the Company of its other obligations hereunder, shall be conditioned on your continued compliance in all material respects with the covenants set forth in this Agreement and the Release.

5. Severability. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, then at the election of the party primarily benefited by such term or provision, the remainder of this Agreement or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

6. No Right of Continued Employment. Nothing in this Agreement shall be construed as granting to you any right with respect to your continued employment by the Company. Except as may otherwise be limited by a written agreement between the Company and you, the right of the Company to terminate at will your employment at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by the Company.

7. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles. The obligations of the Company and you hereunder shall inure to the benefit of and be binding on the respective heirs, personal representatives, successors and assigns of the parties. This Agreement embodies the entire agreement and understanding and hereby supercedes all other agreements among the parties concerning the subject matter hereof.

8. Amendment. This Agreement may be amended or modified only upon the written mutual consent of the parties.

If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter, whereupon this letter and such copy will constitute a binding agreement under seal between the Company and you on the basis set forth above.

Very truly yours,

CAMBRIDGE HEART, INC.

By: /s/ Robert P. Khederian

Name: Robert P. Khederian

Title: Chairman of the Board

Acknowledged and agreed to this

12th day of December 2006:

/s/ Roderick de Greef

Roderick de Greef